FORM 3

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
																OMB APPROVAL
														OMB Number:		3235-0287
														Expires:  December 31, 2001
														Estimated average burden of
														Hours per response:	0.5

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.	Name and Address of Reporting Person(s):

	John A. Boselli; Joshua L. Byrne; Tony H. Elavia
	Stephen A. Gorman; Hugh H. Mullin; Margaret D. Smith and
		William J. Sullivan
		Putnam Investments, LLC
		One Post Office Square
		Boston, Massachusetts

2.	Date of Event Requiring Statement:  5/14/2001

3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary):

4. Issuer Name and Ticker or Trading Symbol:

	Putnam New York Investment Grade Municipal Trust  [PMN]

5.	Relationship of Reporting Person(s) to Issuer (Check all applicable):

(   )	Director									(	)	10% Owner
(   )	Officer (give officer title below)		( x	)	Other (specify below)

		Managing Director of Issuer's Investment Adviser

6.	If Amendment, Date of Original: Month/Day/Year

7.	Individual or Joint/Group Filing (Check applicable line):

(  )	Form filed by One			( x)	Form filed by More than One
		Reporting Person					Reporting Person

Table I:	Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3): Closed-end fund:
	Putnam New York Investment Grade Municipal Trust

2.	Amount of Securities Beneficially Owned (Instr. 4):		N/A

3.	Ownership Form:  Direct (D) or Indirect (I) (Instr. 5):

4.	Nature of Indirect Beneficial Ownership (Instr. 5)

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Table II:	 Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 4):	N/A

2.	Date Exercisable and Expiration Date (Month/Day/Year):
		Date Exercisable:			Expiration Date:

3.	Title and Amount of Securities Underlying Derivative Security (Instr. 4):
		Title:					Amount or Number of Shares:

4.	Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security:
Direct (D) or Indirect (I) (Instr. 5):

6.	Nature of Indirect Beneficial Ownership (Instr. 5):

Explanation of Responses:



CONFIRMING STATEMENT

We, the Officers listed above, as Reporting Persons of Putnam Investment Management, LLC and Putnam Investments, LLC, the Issuer's Investment Adviser and Parent Holding Company, respectively, hereby authorize and designate Andrew J. Hachey, Vice President of Putnam Investments, LLC to sign and file this Form and any future Forms 3 on our behalf until further notice.

This Form is permitted to be submitted to the Commission in electronic format at the option of the Reporting Person, pursuant to Rule 101(b)(4) of Regulation S-T.

PUTNAM INVESTMENTS, LLC

/s/ Andrew J. Hachey
   - - - - - - - - - - - - - - - - - - - -
   Vice President


   Date: June 11, 2001


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